Exhibit 10.4

LOG SUPPLY AGREEMENT

This LOG SUPPLY AGREEMENT (this “Agreement”) is entered into by and between Potlatch RetainCo, LLC (“Supplier”), a Delaware limited liability company, and Clearwater Paper Corporation (“Buyer”), a Delaware corporation, as of                         , 2008 (the “Effective Date”). (Buyer and Supplier are sometimes hereinafter in this Agreement referred to collectively as the “parties”, or individually as a “party”).

RECITALS

A. Seller harvests logs from properties it owns or has under contract in Idaho.

B. Buyer operates a sawmill in Lewiston, Idaho (the “Lewiston Sawmill”).

C. Buyer desires to purchase logs from Seller for use at the Lewiston Sawmill, and Seller desires to supply logs to Buyer in accordance with terms and conditions set forth in this Agreement

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the terms and conditions set forth herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, Buyer and Supplier agree as follows:

1. TERM. This Agreement shall have a term of three (3) years commencing on the Effective Date, and terminating automatically at 11:59:59 p.m. (Pacific Time), on the third anniversary of the Effective Date (the “Initial Term”), unless terminated earlier in accordance with its terms, or extended in accordance with the express terms of this Section 1. The Term of this Agreement may be extended for one three (3) year extension term commencing immediately upon expiration of the Initial Term upon written notice which includes a proposal as to Quantity as set forth in Section 2.1 (the “Extension Notice”) by either party (the “Extending Party”) to the other party (the “Counterparty”) at least six (6) months prior to the termination date of the Initial Term; provided, however, that the Counterparty may, in its sole and absolute discretion, decline to extend the Term of this Agreement by providing written notice to the Extending Party within ninety (90) days after the Counterparty receives the Extension Notice, in which event the Term shall automatically expire at the end of the Initial Term, or provide a counter proposal as to Quantity as set forth in Section 2.1. The Initial Term and the extension term are sometimes referred to in this Agreement as the “Term.” The one year periods commencing on the Effective Date and each subsequent anniversary of the Effective Date are each referred to as a “Contract Year.”

2. QUANTITY.

2.1 Generally. Supplier agrees to sell to Buyer and Buyer agrees to purchase and accept from Supplier the following quantity of logs (the “Quantity”):

Contract Year 1:	Eighty-five million board feet (85,000 MBF), net scale
Contract Year 2:	Eighty-five million board feet (85,000 MBF), net scale
Contract Year 3:	Eighty million board feet (80,000 MBF), net scale

All logs supplied hereunder shall meet the specifications set forth in Section 3 of this Agreement. The Extending Party shall include in the Extension Notice its proposed Quantity for each year of the extension term. The Counterparty may, in its sole and absolute discretion, provide a counter proposal as to each such Quantity, without waiving its right to decline the extension term as provided in Section 1. If the parties are not able to mutually agree upon the Quantities for the extension term within one hundred twenty-days (120) days of the Counterparty’s receipt of the Extension Notice, the Term shall automatically expire at the end of the Initial Term.

2.2 Source. The logs shall be obtained from timberlands owned by Supplier or its affiliates north of the Salmon River within the State of Idaho (the “Base Lands”), other lands from time to time owned by affiliates of Supplier, and from stumpage contracts held by Supplier from time to time for the harvest of timber from lands owned by unaffiliated third parties.

2.3 Quantity Adjustment.

(a) In the event of an extraordinary event such as fire damage, insect infestation or similar event, in which Supplier believes it appropriate to increase its harvest of timber to avoid loss or degradation of timber, Supplier may increase the Quantity of logs to be delivered in a Contract Year by up to twenty-five percent (25%) of the Quantity specified in Section 2.1 (the “Excess Quantity”). If Supplier, pursuant to this Section 2.3, delivers an Excess Quantity of logs in a Contract Year, Supplier may (but shall not be required to) reduce the Quantity of logs to be delivered in a subsequent Contract Year by the amount of the Excess Quantity.

(b) At least six (6) months prior to the second anniversary of the Effective Date, the parties shall meet to negotiate in good faith an upward adjustment in the Quantity of logs to be supplied in Contract Year 3.

3. SPECIFICATIONS.

3.1 Species. The logs supplied hereunder shall consist of a mix of red fir (Douglas fir), white fir and cedar and other conifers, but shall not include hardwoods.

3.2 Grade. All logs supplied hereunder shall meet the Scaling Rules (as hereafter defined) for sawlogs.

3.3 Mix of Lengths, Species, Diameters and Grades. The mix of log species, lengths, diameters and grades of the logs supplied hereunder shall be generally representative of the log species, lengths and diameters historically supplied by Supplier to the Lewiston Sawmill.

4. PRICE.

4.1 Price of Logs. Prices for logs commencing on the Effective Date shall be as set forth on the attached Exhibit A. Effective each January 1, April 1, July 1, and October 1, commencing April 1, 2009 (each a “Adjustment Date”), the price of logs shall be adjusted to reflect the fair market value of logs in the Northern Idaho and Eastern Washington markets, considering any market premium for Forest Stewardship Council (“FSC”) certified logs for that portion of the logs Buyer reasonably forecasts (based on sales results of prior quarters and sales trends) will be used to produce FSC products for the quarter (the “FSC Quantity”). Buyer shall provide Supplier written notice setting forth the FSC Quantity at least twenty (20) days prior to the Adjustment Date, whereupon the parties shall enter into good faith negotiations to determine and agree upon the adjusted log price. If an Adjustment Notice is timely given, and the parties are unable to agree upon the price of any species, grade or diameter of log (the “Unpriced Logs”) as of such Adjustment Date on or before the tenth business day after such Adjustment Date, the price of Unpriced Logs shall be determined by arbitration in accordance with Section 4.2.

If the parties do not agree on a price for Unpriced Logs by the date the first payment for logs delivered after the Adjustment Date is due, Buyer shall initially pay for such Unpriced Logs at the last established price for such Unpriced Logs. After the price for Unpriced Logs previously delivered is determined by arbitration or by agreement, (i) the price of such Unpriced Logs shall be retroactively adjusted back to the relevant Adjustment Date and (ii) within five (5) days after such determination, an adjustment payment shall be made by Buyer to Supplier, or Supplier to Buyer, as the case may be, to adjust the price for such Logs to the price as determined by the arbitrator or the agreement of the parties.

4.2 Arbitration. If the parties are unable to agree upon the price for Unpriced Logs on any Adjustment Date, the dispute shall be resolved through “baseball arbitration” as follows:

(a) Upon the written notice of either party after reasonable efforts to resolve the dispute (the “Arbitration Notice”), the parties shall jointly name an arbitrator to resolve the dispute. The arbitrator shall be a seasoned products professional familiar with pricing of conifer logs in Northern Idaho/Eastern Washington markets who has not performed any work as an employee or consultant for either party during the previous five (5) years. If the parties are unable to agree on a single arbitrator within ten (10) days after receipt of the Arbitration Notice, then within five (5) days thereafter, each party shall select its own arbitrator with such qualification, and the two selected arbitrators shall jointly select the arbitrator with such qualification who will resolve the dispute. If any party fails to timely select an arbitrator, then the arbitrator selected by the other party shall resolve the dispute. If the two arbitrators selected by the parties are unable or unwilling to select an arbitrator to resolve the dispute within ten (10) days, then either party may petition the District Court in Lewiston, Idaho to select the arbitrator.

(b) Once an arbitrator has been selected, each of the parties shall provide the arbitrator with (i) such documents, evidence and other information as may be desirable to inform the arbitrator of the background and relevant facts of the dispute, and (ii) a proposed final decision on the matters in dispute (the “Proposed Decision”). Upon evaluating all of the documents, evidence and other information provided by the parties, the arbitrator shall render a decision on the dispute by accepting in whole that party’s Proposed Decision which most accurately reflects the fair market value of the Unpriced Logs, considering any premium for FSC certified logs. Provided that the arbitrator has made a decision solely by selecting the Proposed Decision of one of the parties, the arbitrator’s determination shall be conclusive and binding on the parties.

(c) The fees of the arbitrator(s) shall be paid by the party whose Proposed Decision is not selected by the arbitrator. The prevailing party in such arbitration shall be entitled to recover its reasonable attorney fees and costs in connection with the arbitration from the other party.

5. DELIVERY; ALTERNATE DELIVERY LOCATIONS. Unless otherwise directed by Buyer in accordance with this Section 5, Buyer shall take delivery of the logs at the Lewiston Sawmill and thereupon title and risk of loss shall pass to Buyer. Buyer may by written notice direct Supplier to deliver some or all of the logs covered by this Agreement to other locations, provided that in such event log prices hereunder shall be adjusted, for any greater or lesser haul distance to such other locations, as necessary so that Supplier will receive the same financial return on such logs as Supplier would have received had such logs been delivered to the Lewiston Sawmill. All logs shall be delivered FOB the Lewiston Sawmill or such other sawmill as Buyer may direct in accordance with this Section.

6. DELIVERY PROJECTIONS. On or before April 1 of each calendar year of the Term, beginning with the May 1 immediately following the Effective Date, Supplier shall prepare in good faith and provide Buyer with its projected log delivery schedule (including estimated species mix, diameter class and volume) (each, a “Delivery Projection”) for the upcoming logging season (meaning the May 1 through April 30 period). If, during the logging season, Supplier’s harvest plans materially change, Supplier will provide Buyer with an updated Delivery Projection. Supplier will use reasonable efforts to meet the delivery schedule in the Delivery Projection (as it may be amended)

7. PAYMENT AND SCALING. Logs sold under this Agreement will be scaled at the Lewiston Sawmill or at another mutually agreeable scaling location. Quantity shall be determined according to Measurement Rules for Forest Products of the Idaho Board of Scaling Practices, IDAPA 20.06.03 (the “Scaling Rules”). Scaling shall be by scalers licensed by the State of Idaho. Sample scaling shall be an acceptable method of volume determination. Sample frequency shall be reviewed and mutually agreed to between Buyer and Supplier. Buyer will be required at all times during a pay period to leave no less than three (3) delivered scale loads for such a pay period, spread to allow Supplier the option of check scaling. Should the check scale differ from Buyer’s scale by more than three percent (3%), the parties agree to have an independent scaler, agreeable to both parties, scale or check scale, as applicable, the disputed loads, and his decision will be binding on the parties.

Buyer shall pay Supplier by the 25th day of each month for deliveries during the first 15 days of such month, and by the 10th day of the next month for deliveries made after the 15th day of the month. Payment shall be accompanied by individual load tickets and a summary of the scale in a form reasonably acceptable to Supplier. Payments not made when due shall accrue interest at the rate of 18% per annum (but in no event higher than the maximum rate permitted by applicable law). If any such payments in this section are not timely made, Supplier may suspend performance under this Agreement until such payments are made.

8. WARRANTY. Supplier warrants that it will have at the time of delivery merchantable title to logs sold hereunder free and clear of liens and encumbrances. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL LOGS DELIVERED UNDER THIS AGREEMENT ARE WITHOUT WARRANTY, OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR ANY STATUTORY WARRANTY.

9. EXPORT PROHIBITION. To maintain Supplier’s eligibility to purchase government timber under the Forest Resources Conservation and Shortage Relief Act of 1990 (16 U.S.C. §620) and federal and state regulations adopted under it and laws relating to the purchase of State of Idaho timber (including IDAPA 20.02.11) (collectively, the “Export Laws”), Buyer agrees that all logs sold hereunder will be processed in the State of Idaho into end products suitable for use. Buyer shall keep such records as are necessary to evidence compliance with these restrictions under the terms of the Export Laws and not take any other action which would impair Supplier’s eligibility to purchase government timber. Buyer shall indemnify and hold Supplier harmless for and from any claims, damages, costs, losses or liabilities arising from Buyer’s violation of this Section 9 (including any damages suffered by Supplier arising out of being prohibited from buying government timber).

The provisions of this Section 9 are for Supplier’s benefit only and may be waived by Supplier at any time in Supplier’s sole discretion.

10. FORCE MAJEURE.

10.1 In the event that Buyer or Supplier shall be prevented from performing its respective obligations hereunder by reason of fire, flood, riots, civil commotion, war, labor strikes or work stoppages, embargoes, weather conditions or restrictions under environmental laws, epidemics or acts of sabotage or any other such cause or causes (whether or not of a similar nature) beyond the reasonable control of such party (each of the foregoing a “Force Majeure Event”), such party shall not be held in breach hereof, but shall be excused for such nonperformance to the extent and during such time that such Force Majeure Event exists. Each party shall use commercially reasonable efforts to minimize the duration and consequences of any failure or delay in delivery or acceptance of delivery resulting from a Force Majeure Event and shall give notice of the occurrence of a Force Majeure Event as soon as commercially practicable after the occurrence thereof, which notice shall include the expected date when the party affected by such Force Majeure Event will no longer be affected thereby. (The period from the notice and the expected expiration date of the Force

Majeure Event is referred to herein as the “Force Majeure Period”.) In the case of Supplier, a Force Majeure Event includes any such event that renders it impractical to harvest the annual Quantity from the Base Lands or stumpage contracts held by Supplier with respect to lands in the State of Idaho of unrelated third parties.

10.2 Notwithstanding anything herein to the contrary, if, as a result of a Force Majeure Event pursuant to which Supplier’s performance is excused hereunder, Buyer shall have the right to obtain logs from sources other than Supplier to replace the logs that would have otherwise been delivered by Supplier (“Substitute Logs”) until such time as Supplier is again able to commence delivery of logs to Buyer; provided that the volume of logs Buyer contracts for shall be no more than the volume of logs that reasonably would have been delivered by Supplier in the absence of such Force Majeure Event (based upon the expected duration of the Force Majeure Period), and in any event no such agreement for Substitute Logs shall be for a term longer than two (2) months or the Force Majeure Period, whichever is longer, without the prior consent of Supplier, such consent not to be unreasonably withheld or delayed. After Supplier gives notice to Buyer that it is able to resume delivery of logs to Buyer pursuant to the terms of this Agreement, Buyer shall notify Supplier of any remaining commitments for the purchase of Substitute Logs that Buyer has entered into. Buyer shall not be required to accept delivery of logs from Supplier until such time as Buyer has accepted delivery of the Substitute Logs contracted by Buyer. Buyer’s obligations to accept logs hereunder (and Supplier’s obligation to deliver such logs) during the calendar year in which the Force Majeure Event exists shall be reduced, at Buyer’s election, by the quantity of all logs not delivered by Supplier due to the Force Majeure Event.

10.3 Notwithstanding anything herein to the contrary, if, as a result of a Force Majeure Event pursuant to which Buyer cannot accept the annual Quantity of logs, Supplier shall have the right to sell to third parties, or use for itself, logs that Buyer is unable to accept; provided that Supplier shall not enter into agreements to sell logs to third parties for a term longer than two (2) months or the Force Majeure Period, whichever is longer, without the prior written consent of Buyer, such consent not to be unreasonably withheld or delayed. Upon notice from Buyer to Supplier that Buyer is again able to accept delivery of such logs, Supplier will notify Buyer of any commitments for the sale of logs to third parties that Supplier has entered into that preclude or severely hinder Supplier’s ability to deliver logs to Buyer and Supplier shall not be required to resume providing logs to Buyer until Supplier has delivered all logs covered by such commitments. Supplier’s obligation to deliver logs hereunder (and Buyer’s obligation to accept such logs) during the calendar year in which the Force Majeure Event exists shall be reduced, at Supplier’s election, by the quantity of all such logs not accepted by Buyer due to the Force Majeure Event.

10.4 Notwithstanding anything herein to the contrary, a “Force Majeure Event” shall not include (i) adverse financial or market conditions, (ii) a party’s financial inability to perform, or (iii) an act, omission or circumstance arising from the gross negligence or willful misconduct of the party claiming that a Force Majeure Event has occurred.

10.5 Notwithstanding anything herein to the contrary, if by virtue of this Section 10, either party is excused from performance of any material obligation for a continuous period greater than four (4) months, then the other party may (provided its material obligations are not also suspended by such Force Majeure Event) terminate this Agreement upon thirty (30) days prior written notice.

11. ADDITIONAL PROVISIONS.

11.1 Notices. Any notice required or permitted to be issued or given under this Agreement shall be made by one of the following methods: (a) fax transmittal; (b) personal delivery; or (c) delivery by certified mail, return receipt requested or national overnight courier service (e.g. Federal Express, UPS, DHL), all at the address or number listed below.

If to Supplier:	Potlatch Corporation 601 West First Avenue, Suite 1600 Spokane, WA 99201 Fax: Attn: Vice President, Resources

With a copy to:	Potlatch Corporation 601 West First Avenue, Suite 1600 Spokane, WA 99201 Fax: 509-835-1561 Attn: General Counsel

If to Buyer:	Clearwater Paper Corporation 805 Mill Road – P.O. Box 1388 Lewiston, ID 83501 Fax 208-799-1918 Attn: Manager Manufacturing, Wood Products

With a copy to:	Clearwater Paper Corporation 601 West Riverside Avenue Suite 1100 Spokane, WA 99201 Fax: Attn: General Counsel

Notices given by fax transmittal shall be effective upon electronic confirmation of delivery. Notices given by personal delivery shall be effective upon actual delivery. Notices given by certified mail shall be effective three (3) business days after deposited in the US mails, postage prepaid. Notices given by national overnight services shall be effective two (2) business days after delivery to such courier service, fees prepaid.

A party may change the fax and/or address for notice by giving notice of the change, in writing, in accordance with this Section.

11.2 Assignment. This Agreement may not be assigned in whole or in part without the prior written consent of the nonassigning party, such not to be unreasonably withheld or delayed. Notwithstanding the foregoing:

(1) In the event of a sale or transfer of substantially all of the assets comprising the Lewiston Sawmill, Buyer shall assign this Agreement to the acquirer. Buyer will be released from any liability under this Agreement arising after such assignment upon Supplier’s receipt of an assumption agreement, in a form reasonably acceptable to Supplier, executed by the acquirer of the Lewiston Sawmill.

(2) Supplier may assign this Agreement to a third party that acquires in a single transaction the majority of the Base Lands. Supplier will be released from any liability under this Agreement arising after such assignment upon Buyer’s receipt of an assumption agreement, in a form reasonably acceptable to Buyer, executed by the acquirer of the majority of the Base Lands.

(3) Either party may assign all or any portion of its rights and interests hereunder, or delegate any or all of its obligations hereunder to one or more of its affiliates.

Except as provided in Sections 11.2(1) or (2), no assignment shall relieve the assigning party from its liability under this Agreement.

11.3 Default. Subject to Section 10, if either party should fail or neglect to perform or observe any of the covenants or obligations contained herein, and such default shall continue for thirty (30) days or more after written notice of such failure or neglect shall be given by the other party, or if a bankruptcy or receivership proceeding, voluntary or involuntary, should be commenced against a party, or if assignment of a party’s property shall be made for the benefit of creditors, then in any of such events the other party may, by written notice, terminate this Agreement. Such termination shall not relieve the defaulting party from liability for damages (subject to the limitations below). NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT EXCEPT AS PROVIDED IN SECTION 9, NEITHER PARTY SHALL BE LIABLE FOR INDIRECT OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR PUNITIVE DAMAGES. Except as provided in the previous sentence, it is agreed that the remedies given herein are not exclusive and are without prejudice to any other remedy available, and that in addition thereto Parties hereto shall have all other remedies expressly set forth in this Agreement or that are available at law or in equity.

11.4 Integration. This Agreement constitutes the entire agreement and understanding between the parties concerning the subject matter hereof, and supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral, relating thereto except as expressly set forth herein. There are no promises, statements, covenants, representations, or warranties, expressed or implied, oral or written, about the subject matter of this Agreement that are not contained herein.

11.5 Choice of Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Idaho without reference to its rules governing conflict of laws.

11.6 Attorney Fees. If a party to this Agreement files an action in any court or other forum (including in or in connection with any bankruptcy proceeding) to enforce compliance with any term of this Agreement or to allege a breach thereof against the other party, the prevailing party in that action shall be entitled to recover all reasonable attorneys’ fees, costs and any necessary disbursements incurred therein, including, without limitation, expert witness fees, deposition costs, court clerk fees, service fees, and printing costs, in addition to any other relief to which the party may be entitled at trial or upon appeal.

11.7 No Third Party Beneficiaries. This Agreement creates no rights in favor of any third party who is not a party to this Agreement.

11.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.9 Amendments; Modifications; Waiver. Neither this Agreement nor any term or provision thereof may be waived, modified, or amended, except by a written agreement signed by the party against whom the waiver, modification, or amendment is sought, and even then, only to the extent set forth in such written instrument. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement nor any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other subsequent breach or non-compliance. No waiver of any provision of this Agreement shall be effective unless made in writing by the party against which the waiver is to be effective.

11.10 Construction. The parties to this Agreement have participated fully in its negotiation and preparation, with benefit of legal counsel, and accordingly, the Agreement shall not be more strictly construed against either one of the parties. Section headings used in this Agreement are for ease of reference only and shall have no bearing on the interpretation or construction of any provisions of this Agreement.

11.11 Counterparts. This Agreement may be executed in counterparts, each of which is deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart thereof.

THIS LOG SUPPLY AGREEMENT is executed by Buyer and Supplier as of the date first hereinabove set forth.

SUPPLIER: Potlatch RetainCo, LLC

By:
Name:
Title:

BUYER: Clearwater Paper Corporation

By:
Name:
Title:

EXHIBIT A

I.	Sawlog Pricing for Cedar, Hem Fir and Douglas Fir

Log Prices as of the Effective Date
				Clarkia	Lewiston
Specie	Product	SED	MAX LED	$/MBF	$/MBF
Cedar	Lewiston Sawlog	8-9
	Lewiston Sawlog	10-18
	Lewiston Sawlog	19-24	48
Grand Fir and	Lewiston Sawlog	8-9
Western Hemlock	Lewiston Sawlog	10-18
	Lewiston Sawlog	19-24	48
Douglas Fir	Lewiston Sawlog	8-9
	Lewiston Sawlog	10-18
	Lewiston Sawlog	19-24	48

SED = Small end diameter

MAX LED = Large end diameter wide way

All logs to be at least 8’ length

II.	Prices for Incidental Deliveries of Other logs (Note – such logs do not count against the volume obligation in Section 2.1)

		Clarkia	Lewiston
Specie	Product	$/MBF	$/MBF
White Pine	Sawlog
Larch	Sawlog
Ponderosa	Sawlog
Lodge Pole Pine	Sawlog
Alpine Fir	Sawlog
Spruce
Pulp logs (any species)
Fiber Logs (any species)
Cedar	Sales
Grand Fir and Hemlock	Sales
Douglas Fir	Sales

Sales = a sawlog not meeting a dimension specification in Part I above.

Exhibit A